EXHIBIT 10.10


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                              EMPLOYMENT AGREEMENT


                  This Employment Agreement, is executed and effective for all purposes as of January 1, 1997, by and between Firetector Inc., a Delaware corporation having its principal office at 262 Duffy Avenue, Hicksville, New York 11801 (the "Company") and John A. Poserina, an individual residing at 33 Oak Street, Smithtown, New York 11787 (the "Executive").

                  In consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

                  ss.1. Employment. The Company shall employ Executive to act as its Vice President and Chief Financial Officer and as a Director for a term (the "Term") of one (1) year effective January 1, 1997, or such earlier date as the Company may determine (the "Commencement Date"), as such Term may be extended as set forth below. The Term shall be automatically extended for successive one year periods unless either party delivers notice of its intention to terminate this Agreement within 30 days prior to the termination of the pending Year. This
Section 1 shall be subject to the provisions of Section 5. Each 12 month period within such term shall be referred to as a "Year."

                  ss.2. Duties. Executive agrees to use his best efforts to serve the Company well and faithfully as a Director and as its Vice President and Chief Financial Officer or such other positions or titles as assigned by the Board of Directors as are commensurate with Executive's experience and capabilities. Executive shall devote his entire business efforts to the affairs of the Company. Executive also agrees to serve without additional compensation as an officer and director of such subsidiaries and Affiliates, as defined in
Section 7.1.4 hereof, of the Company as the Company may request from time to time and assume such responsibility and authority for such entities as are comparable with Executive's responsibilities and authority hereunder and is reasonable under the circumstances. In his capacity as Vice President and Chief Financial Officer, Executive will have such powers, authorities and responsibilities (directly or via direct subordinates) consistent with this Agreement as determined by the Board of Directors, the Chief Executive Officer or the President of the Company, including but not limited to the following, which may be modified by the Board of Directors, the Chief Executive Officer or the President from time to time:

                           2.1 Subject to the supervision of the Chief Executive
Officer and/or President, develop and supervise operational business processes and coordinate and control the day to day business of the Company. It is contemplated that Executive's day to day activities will focus initially on the Company's New York operations including, without limitation, Casey Systems Inc., FIRE Inc., System Service Technology Corporation, Amco Maintenance Corporation and Pyrotech Service Inc. Pending further determination by the Board of Directors or the Chief Executive Officer, the Executive's responsibility for the Company's Texas operations will be focused on more general financial control, balance sheet and cash flow management, cost review of major projects, audit functions, SEC obligations and general business activities (as opposed to responsibility for specific orders, payments, collection, shipments, weekly payroll, etc.)

                           2.2  Reviewing all shipments prior to actual shipping
for credit check. Reporting any problems to the President for determination.

                           2.3  Reviewing and approving all customer purchase
orders and sales orders for credit purposes and proper margins. Reporting any deviation from Company policy to the President for determination. Reporting any credit extended to stale accounts to the Board of Directors in periodic reports.

                           2.4  Reviewing and approving all purchase orders  and
reporting any deviation from Company Policy to the President.

                           2.5      Collection of accounts receivable and
reporting monthly status to Board of Directors and associated companies. Monitoring inventory levels and reporting trends to President and Board of Directors and associated companies.


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                           2.6 Reviewing and approving all checks for signature.
Signing all checks and processing same to the President for signature.

                           2.7  Reviewing all salary increases with associated
department heads for compliance with the Budget. Reporting any deviation from Company policy to the President and the Board of Directors. Submitting recommendations for any proposed change affecting the Budget.

                           2.8      Responsible for the integrity, consistency
and operation of all computer systems.

                           2.9  Carrying out the administrative duties normally
associated with the Accounting Department plus the general administrative duties associated with the overall Company i.e. 401-K, payroll, insurance plans (employee and corporate), union contributions, etc. Recommending modifications to Company plans and methods.

                           2.10Reviewing and approving all capital expenditures.
Reporting  any  proposed   deviation  from  the  Budget  to  the  President  for
determination.

                           2.11  Preparation and supervision of all required
filings with the Securities and Exchange Commission, Internal Revenue Service and other government agencies. Report any irregularities to the President.

                           2.12  Responsible for all financial and
administrative reporting required by Board of Directors, President or Chief Executive Officer. Prior to distribution of any reports, review same with the President for comment. Specifically, provide monthly financial statements with analysis and explanation of deviation of all line items.

                           2.13  Assisting President (and the Presidents of
General Sound and Pyrotech) in the preparation of annual budgets and rolling profit and loss and cash flow forecasts.

                           2.14  Carrying out any directive that may be required
by the President or the Board of Directors not inconsistent with this Agreement or applicable law.

                           2.15  Cost Review.  Ensure review and analysis of
costs (labor, material, etc.) on projects and service contracts as well as all manufactured items.

                           2.16  Inventory.  Supervision and control of all
inventory including all procurement and shipments as well as direction of appropriate inventory levels.

                           2.17  Banking.  Primary responsibility for
negotiation and compliance with all banking and similar arrangements.

                           2.18  Personnel.  Supervise the performance and
function of all accounting personnel and other employees and designated by the President or CEO.

                           2.19  Suppliers/Contractors.  Supervise relationships
and agreements with all suppliers, subcontractors, etc.

                  ss.3.      Compensation.  As compensation for all services to
be rendered by Executive hereunder, the Company agrees to pay to Executive a "Base Salary" at the rate of $100,000 per Year. The following items will be provided in addition to the Base Salary:

                           3.1      Automobile Expenses.  Reimbursement, up to a
maximum of $350 per month of Executive's automobile expenses, of whatever kind or nature;


                           3.2  Payment.  Executive's Base Salary shall be
payable in bi- weekly installments or in such other installments as the Company institutes from time to time. The Base Salary shall be calculated at the commencement of each Year


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for purposes of determining Executive's monthly or other periodic rate of pay.

                           3.3  Salary revision.  During the term of this
Agreement, the provisions of Section 3 (including the amount of and procedures relating to Base Salary) shall remain in effect from Year to Year unmodified, unless modified pursuant to an amendment to this Agreement executed by Executive and the Company. The Company agrees that during the Term of this Agreement, the Board of Directors will review the Base Salary annually to determine if an adjustment is warranted based on the Company's financial condition and performance and Executive's performance and contribution.

                           3.4 Stock Options.  Promptly after execution of this
Agreement, the Company shall grant to Executive, pursuant to the terms and conditions of the Company's Non-Qualified Stock Option Plan as may be in effect from time to time, options to purchase 15,000 shares of the Company's common stock, $.001 par value per share.

                           3.5 Expenses.  The Company shall reimburse all of
Executive's reasonable business expenses in accordance with the Company's policies as in effect from time to time, including without limitation, the costs of CPA licensing and continuing educational credits.

                  ss.4. Employee Benefits. During the term of this Agreement, and subject to his eligibility, Executive shall be entitled to participate in any employee benefit programs made generally applicable to all senior executives of the Company, now or hereafter in effect, on the same basis, and under the same terms and conditions as the Company's other senior executives. The Company's employee benefit programs for senior executives shall include, but not be limited to, long term disability insurance, family health insurance, life insurance, paid vacations and holidays. Such benefits shall include coverage disability insurance sufficient to provide Executive $5,000 per month of disability coverage (subject to the standard terms and conditions), provided, however, that the Company shall only be obligated to pay a maximum of $3,500 in annual premiums for such disability insurance.

                  ss.5.      Termination of Employment.

                           5.1      For Cause.  The Board of Directors of the
Company may terminate Executive's employment hereunder and remove Executive from his position with the Company at any time for cause. The term "Cause" as used in this Agreement shall be deemed to refer to and include only:

                                    5.1.1   The willful and continued failure by
Executive to substantially perform his duties pursuant to the terms of this Agreement without good cause, after a written demand for substantial performance is delivered to Executive by the Board of Directors, which notice specifically identifies the manner in which Executive has not substantially performed his duties (other than as a result of his death or incapacity, as defined in Section
5.3 below); or

                                    5.1.2   The willful engaging by Executive in
misconduct or inaction materially injurious to the Company. For purposes of this Section an act or failure to act shall not be considered "willful", unless done or omitted in bad faith without reasonable belief on Executive's part that his action or omission was in the best interest of the Company.

                           For purposes of Section 5.1 of this Agreement,
termination for Cause will not be deemed to have occurred unless there shall have been duly adopted by the Board of Directors of the Company at a meeting called and held for that purpose, a resolution finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct set forth in those Sections.

                           5.2      Without Cause.  The Board of Directors of
the Company may terminate Executive's employment hereunder and remove Executive from his position with the Company without cause by written notice to Executive (the "Termination Notice"), in which case the provisions of Section 5.4 shall apply.

                           5.3      Disability or Death.  If, in the judgment
of the Company's


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Board  of  Directors,  Executive  fails  to  render  services  of the  character contemplated  hereby because of illness or other  incapacity for a period of six
(6) consecutive months, or for shorter periods aggregating more than six (6) months in any consecutive twelve (12) months, the Board of Directors may determine that Executive had become disabled and may elect to terminate his employment hereunder, effective as of the date of such determination. In the event of Executive's death during the term hereof, this Agreement shall terminate forthwith.

                           5.4      Severance.  If Executive's employment
hereunder is terminated under Section 5.2, the Company shall pay Executive as severance pay, subject to appropriate deductions, one-twelfth (1/12) of his annual Base Salary for each full month occurring after his employment termination (hereinafter "Monthly Severance Payment") during the period (the "Severance Period") ending on the earlier of (I) the date Executive obtains new employment, either directly or indirectly, at an annual compensation in whatever form of not less than the annual Base Salary then in effect or (ii) three (3) months from the date of the Termination Notice; provided, however, that should Executive obtain new employment, directly or indirectly (through a corporation or other entity of which Executive or any family member is an employee, shareholder, etc.), at an annual compensation less than the Base Salary provided hereunder, each Monthly Severance Payment after such new employment commences shall be reduced by one-twelfth (1/12) of Executive's annual salary under such new employment; and provided further, that Executive shall make available to the Company, any and all documents pertaining to Executive's annual salary under such new employment, including, without limitation, pay stubs, W-2's and the appropriate portions of any income tax returns, that Company may reasonably request in order to make such adjustments. On the first anniversary of the Commencement Date, the Severance Period shall be modified to be the earlier of
(I) the date Executive obtains new employment, either directly or indirectly, at an annual compensation in whatever form of not less than the annual Base Salary then in effect consistent with the foregoing or (ii) six (6) months from the date of the Termination Notice. In the event that Executive's employment shall be terminated pursuant to Sections 5.2 or 5.6 in connection with or resulting from a sale of all or substantially all of the Company's assets or equity, then the Severance Period shall be 12 months without regard to any other employment or compensation which Executive might secure from a third party.

                           5.5      Voluntary Termination.   If Executive
voluntarily  terminates  his  employment  hereunder  other than as  provided  in
Section 5.6, he shall (i) give three (3) months written notice and (ii) be paid Base Salary through the date of his termination and shall receive other compensation and benefits, if any, as provided under the Company's applicable plans and programs.

                           5.6   Certain Changes Affecting Executive's
Employment. "Certain changes affecting Executive's employment" shall mean any material diminution in benefits or employment conditions as a result of which Executive terminates his employment hereunder, including any of the following (in which case Sections 5.2 and 5.4 shall apply):

                                    5.6.1  the Company's failure to pay to
Executive, without his consent, any portion of his Base Salary or other amounts due to Executive under Section 4 within ten (10) days of the date such payment is due;

                                    5.6.2  the Company's failure to continue in
effect or continue Executive's participation in any compensation plan which is material to his total compensation or its failure to continue to provide him with benefits substantially similar to those provided to all senior executives;

                                    5.6.3  the shifting of Executive's principal
office to a location that would require Executive to relocate his residence; or

                                    5.6.4  a material breach by the Company of
its obligations under this Agreement.

                  ss.6.      Assignment; Survival.  Except as provided below,
neither party shall have the right to assign this Agreement or any rights or obligations hereunder without the consent of the other party; provided, however, that this Agreement shall


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inure to the benefit of and shall be binding upon the  successors and assigns of the Company, and their respective successors and assigns, upon liquidation, dissolution or winding up of the Company, or upon any sale of all or substantially all of the assets of the Company, or upon any merger or consolidation of the Company, as though successors and assigns of the Company and their respective successors and assigns were the Company. The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. Executive's executor or successors by will or descent shall have the right to enforce any of Executive's rights under the Agreement which survive termination.

                  ss.7.      Definitions.  For purposes of this Agreement, the
terms set forth below shall have the following meanings:

                                    7.1.1  Products.  Finished and other
products being, or being contemplated to be, manufactured, assembled, processed, distributed or marketed, in whole or in part, by the Company or any Affiliate.

                                    7.1.2  Confidential Information.  That
secret proprietary information of the Company or any Affiliate of whatever kind or nature disclosed to Executive or known by Executive (whether or not discovered or developed by Executive) as a consequence of or through his employment with the Company. Such proprietary information shall include information relating to the Products, processing, manufacturing, assembly, quality control, know-how, research and development, sources of supplies and materials, operating and other cost data, distribution arrangements and Product proposals and marketing, any of which information is not generally known in the industry or in related industries in which the Company or any Affiliate engages in business (including industries supplying to or purchasing from the Company of any Affiliate) in the United States and Canada and shall specifically include all information contained in manuals, memoranda, formulae, plans, drawings and designs, specifications, equipment and machinery configurations, and records of the Company and any Affiliate legend or otherwise identified by the Company or any Affiliate as Confidential Information.

                                    7.1.3  Inventions.  Those discoveries,
developments, concepts and ideas whether or not patentable, relating to the Products and to the present and prospective activities of the Company or any Affiliate (which activities are known to Executive by reason of his employment with the Company).

                                    7.1.4  Affiliate.  An entity controlling,
controlled by or under common control, or in joint venture with the Company.

                           7.2  Inventions.  All Inventions which are at any
time developed by Executive acting alone or in conjunction with others, during the period commencing with his employment by the Company, until the termination of this Agreement (or, if based on or related to Executive's activities with the Company or on behalf of any Affiliate or any Confidential Information or Invention(s) made by Executive within three years after the termination of Executive's employment) shall be the property of the Company, free of any reserved or other rights of any kind on Executive's part in respect thereof. Executive agrees promptly to make full disclosure of any such Inventions to the Company, and at its cost and expense to execute formal applications for patents and also to do all other acts and things (including, among others, the execution and delivery of instruments of further assurance or confirmation) deemed by the Company to be necessary or desirable at any time or times in order to effect the full assignment to the Company of his rights and title to such Inventions and otherwise to carry out the purposes of this section 7.

                           7.3  Non-Disclosure.  Except as required by his
duties hereunder, Executive agrees that he will never, during or after his employment with the Company, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Inventions without the prior written consent of the Company.

                           7.4  Return of Proprietary Materials.  Upon
termination  of  his  employment  with  the  Company,  all  equipment,   models,
prototypes, designs, plans,


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drawings,  documents,  procedural  manuals,  specifications,  guides and similar
materials,   records,  notebooks  and  similar  repositories  of  or  containing
Confidential Information or Inventions, including all whether prepared by Executive or others, will be left with or promptly returned by Executive to the Company.

              7.5 Non-Competition. For a period of two years after termination of this Agreement, Executive will not compete with the Company (i.e. fire alarm, life safety, security, communication and energy management or similar systems or products) directly or through any association, affiliation or employment on any building or project installed or maintained by the Company.

                           7.6  Survival of Obligations.  Executive's
obligations under this Section 7 shall survive termination of this Agreement.

                  ss.8. Severability. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms or provisions thereof, which shall remain in force and effect, and, should any tribunal having jurisdiction determine that any such term or provision is unenforceable, by reason of its overbreadth, whether as to time, geographical scope or otherwise, then such term or provision shall be deemed to be amended to reduce its scope by the degree of such overbreadth.

                  ss.9. Notices. All notices required or permitted hereunder shall be given or made in writing and shall be sufficiently given ten (10) days after sending by registered mail as follows, or to such other address as either party shall designate by notice so given to the other:

                           If to the Company, at the address set forth on page 1
 hereof;

with a copy to:

                           Dolgenos Newman & Cronin LLP
                           96 Spring Street
                           New York, New York  10012
                           Attention: Dennis McConnell, Esq.

                  If to Executive, at the address set forth on page 1 hereof.


                  ss.9.      Governing Law.              This Agreement shall b
interpreted and construed under the laws of the State of New York applicable to contracts executed and to be performed wholly within that state.

                  IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

                                            Firetector Inc.

                                            By:_______________________________
                                            Name: Joseph Vitale
                                            Title: President



                                            ----------------------------------
                                                     John A. Poserina